Exhibit 4

              AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT BETWEEN SIGA PHARMACEUTICALS, INC. AND DENNIS E. HRUBY DATED JANUARY 1, 1998

Paragraph 1 of the above Agreement, as amended on October 18, 1999, shall be deleted in its entirety and replaced with the following:

1. Employment for Term. The Corporation hereby employs Hruby and Hruby hereby accepts employment with the Corporation for the period beginning on the date of this Agreement and ending on December 31, 2002 (the "Initial Term"), or upon the earlier termination of the Term pursuant to Section 7. The foregoing notwithstanding, Corporation shall have the right to terminate Hruby's employment under this Agreement upon 180 days written notice and such termination will be treated as Termination with Cause pursuant to Section 8 of this Agreement. The termination of Hruby's employment under this Agreement shall end the Term but shall not terminate Hruby's or the Corporation's other agreements in this Agreement, except as otherwise provided in this Agreement.

Paragraph 3 shall be deleted in its entirety and replaced with the following:

3. Position and Duties. During the Term, Hruby shall serve as the Chief Scientific Officer of SIGA Research Laboratories, the Corporation's biotechnology division. During the Term, Hruby shall also hold such additional positions and titles as the Board of Directors of the Corporation (the "Board") may determine from time to time. During the Term, Hruby shall devote his full time and efforts to his duties as an employee of the Corporation (aside from his commitment to Oregon State University to oversee research funded by, or of interest to, the Corporation).

Section 4 shall be deleted in its entirety and replaced with the following:

4.

      (a) Base Salary. The Corporation shall pay Hruby a base salary, beginning June 12, 2000, of $180,000, payable at least monthly on the Corporation's regular pay cycle for professional employees.

      (b) Stock Options. Pursuant to the Corporation's stock option plan, the Corporation shall grant to Hruby options to purchase 125,000 shares of the Corporation's Common Stock at an exercise price of $2.00 per share. The options shall vest as follows: 25,000 shares on December 31, 2000; 25,000 shares on June 30, 2001; 25,000 shares on December 31, 2001; 25,000 shares on June 30, 2002, and 25,000 shares on
            December 31, 2002. In the event of a sale or merger of SIGA Research Laboratories or in the event of a change in ownership of greater than fifty percent (50%) of the Corporation's outstanding voting stock or any transaction described in Section 10(b), all unvested stock options issued pursuant to this agreement shall immediately vest.

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      (c)   Lock-up. All shares issued pursuant to the above grant of 125,000 options shall be subject to a lock-up agreement and Hruby will not be permitted to sell any such shares until six months after his employment with the Corporation ends. Beginning six months after Hruby's employment with the Corporation ends, the shares will be released from the lock-up at a rate of 12,500 shares per month.

      (d) Additional Compensation. Hruby shall receive an annual cash bonus equal to one percent (1.0%) of all net revenues generated in a given year by Hruby and the employees of SIGA Research Laboratories. The bonus shall be paid on December 1 of each year of employment. Net revenues shall include all research grants, research support from other companies received by SIGA Research Laboratories and milestone payments received pursuant to license or sub-license agreements. Net revenues shall not include expense reimbursements (e.g. for patent expenses), royalties on product sales pursuant to a sublicense or revenues from direct product sales by the Corporation. Payments by SIGA to third parties (e.g. universities) for additional research and development of the technologies that are the subject of the funding shall be deducted from gross revenues in calculating net revenues.

Notices to the Corporation, as described in Section 13, shall be sent to:

               SIGA Technologies, Inc.
               420 Lexington Avenue, Suite 620
               New York, NY 10170
               Fax: 212-697-3130
               Attention: Joshua D. Schein

With a copy to:

               Camhy Karlinsky & Stein LLP
               1740 Broadway, 16th Floor
               New York, NY 10010
               Fax: 212-977-8389
               Attention: Jeffrey Fessler, Esq.

AGREED AND ACCEPTED:

SIGA TECHNOLOGIES, INC.


By:  /s/ Joshua D. Schein               Date: 6/16/00
     ------------------------------           ----------------------------------
     Joshua D. Schein
Its: Chief Executive Officer


By:  /s/ Dennis E. Hruby                Date: 6/13/00
     ------------------------------           ----------------------------------
     Dennis E. Hruby